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                                                                    Exhibit 99.1
                                                              Release No. C-1595

Plum Creek Timber Company to Merge with
Georgia-Pacific Corporation's The Timber Company

Plum Creek Will be Preeminent Pure Timber Company, Owning and Managing Over 7.9 Million Acres of Geographically Diverse Timberlands

SEATTLE AND, ATLANTA - July 18, 2000 -- Plum Creek Timber Company (NYSE: PCL) and Georgia-Pacific Corporation (NYSE: GP) today announced they have signed a definitive agreement to merge Plum Creek Timber Company and The Timber Company (NYSE: TGP), a separate operating group of Georgia-Pacific Corporation, creating the world's preeminent pure timber company. Following completion of the transaction, Plum Creek will become the second largest private timberland owner in the United States, with over 7.9 million acres in 19 states. Plum Creek will remain headquartered in Seattle.

"With this strategic acquisition, Plum Creek will generate greater value by combining the resource and land management expertise of both entities with a larger base of highly productive and more geographically diverse timberlands," said Rick R. Holley, Plum Creek's President and CEO. "We are excited because this transaction not only meets our strict financial and operating criteria, it adds significantly to the underlying value of our business. Specifically, we expect it to be accretive immediately to cash flow and earnings, and it will enhance our operating flexibility."

Under the agreement, The Timber Company shareholders will receive 1.37 shares of Plum Creek Timber Company stock (currently paying an annual dividend of $2.28 per share) for each share of The Timber Company stock. Based on Plum Creek's closing stock price of $27.375 on July 17, 2000, the overall transaction is valued at approximately $4.0 billion, including $1.0 billion of The Timber Company debt. The transaction is anticipated to be tax-free to holders of both The Timber Company and Plum Creek common stock.

A. D. "Pete" Correll, Chairman and CEO of Georgia-Pacific Corporation, said The Timber Company transaction presents a major departure from the traditional ownership and operating philosophies of integrated forest products manufacturers. "Since the separation of our timber business as an operating group in 1997, we have proven the merits of independently operating timber assets and demonstrated that manufacturers don't have to own timberlands to be competitive. We can efficiently procure wood and fiber for our manufacturing base independently, on the open market, from which more than 80 percent of our raw material needs are already supplied. This transaction will enable us to advance Georgia-Pacific's strategy toward the value-added segments of the industry supply chain."

"We are acquiring some of the most productive timber assets in the United States," noted Holley. "Together, we will have the scale, structure and combined management capabilities to optimize the potential of these assets, while maintaining an industry leading commitment to environmental stewardship." Plum Creek and The Timber Company are recognized for their innovative approach to environmental stewardship and the combined timberlands will be managed under the guidelines of Plum Creek's Environmental Principles. The new lands will also be
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included in Plum Creek's ongoing independent third party audit program under the
Sustainable Forestry Initiative (SFI).

Plum Creek will assume a 10-year wood supply agreement between Georgia-Pacific and The Timber Company, ensuring continued access to fiber for Georgia-Pacific's manufacturing facilities and providing Plum Creek with a stable, long-term customer for The Timber Company's southeastern timberlands.

Up to three new members will be added to the Plum Creek Board of Directors including two to be agreed upon by Plum Creek and Georgia-Pacific. Mr. Holley will remain President and CEO, and Donald L. Glass, currently President and Chief Executive Officer of The Timber Company, will become Chief Operating Officer and a member of the Board of Directors of the combined company. Plum Creek intends to retain substantially all of The Timber Company's employees as well as its Atlanta office.

The transaction is subject to approval by the shareholders of Plum Creek and The Timber Company, and receipt of a ruling from the Internal Revenue Service that the transaction is tax-free to Georgia-Pacific and Plum Creek, and to the shareholders of The Timber Company. The transaction is also subject to receipt of applicable governmental approvals and the satisfaction of customary closing conditions. Closing is expected by the end of the first quarter of 2001.

Plum Creek Timber Company (NYSE: PCL), a public traded Real Estate Investment Trust (REIT), is one of the largest timber companies in the nation, with ownership and manufacturing facilities in the Northwest, Southern, and Northeast United States.

Headquartered in Atlanta, The Timber Company is a separate operating group of Georgia-Pacific Corporation and its performance is reflected in one of the corporation's two common stocks. The Timber Company manages 4.7 million acres of timberland in the United States and sells timber and wood fiber to industrial wood users, with approximately 60 percent of its annual harvest sold to Georgia-Pacific Corporation (NYSE: GP).

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS TO BE FILED BY PLUM CREEK AND GEORGIA-PACIFIC WITH THE SEC REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE JOINT PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY PLUM CREEK AND GEORGIA-PACIFIC AT THE SEC'S WEB SITE AT WWW.SEC.GOV. THE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS MAY ALSO BE OBTAINED FROM PLUM CREEK BY DIRECTING SUCH REQUEST TO PLUM CREEK TIMBER COMPANY, INC., ATTN: EMILIO RUOCCO, 999 THIRD AVENUE, SUITE 2300, SEATTLE, WA, 98104-4096 OR FROM THE TIMBER COMPANY BY DIRECTING SUCH REQUEST TO GEORGIA-PACIFIC CORPORATION--THE TIMBER COMPANY, ATTN: RICH GOOD, 133 PEACHTREE STREET, N.E., ATLANTA, GA, 30303.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, and regulatory constraints. These risks are detailed from time to time in our filings with the Securities and Exchange
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Commission. Forward-looking statements speak only as of the date made, and neither the Company nor its management undertakes any obligation to update or revise any forward-looking statements. It is likely that if one or more of the risks and uncertainties materializes, the current expectations of the Company and its management will not be realized.

Investor Contacts:
Richard Good, Georgia-Pacific (404) 652-4720
Emilio Ruocco, Plum Creek (206) 467-3618, (800) 858-5347

Media Contacts: Robert J. Jirsa, Plum Creek (206) 467-3626

Media Contact:
Ken Haldin (404) 652-6098